Exhibit 99.1

ZYNGA ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

DELIVERS $175M IN BOOKINGS AND $14M IN ADJUSTED EBITDA

Company Lowers Outlook for Full Year 2014; Continues Significant Investment in Future Pipeline

Announces Entrance into Sports Category and Multi-Year Licensing Agreements with the National Football League, NFL Players Inc. and Tiger Woods

Expands Presence in Runner Category Through Multi-Year Agreement with Warner Bros. Interactive Entertainment to License Looney Tunes

SAN FRANCISCO – August 7, 2014 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the second quarter ended June 30, 2014.

“While our quarterly financial results were in line with our guidance range, we aspire to do better and improve execution across our business. Inside Zynga, we recognize that our products have the potential to live for multiple years and with nurturing, refinement and investment, they can grow and scale. We are purposefully competing, and while we would like to be further along, we believe we are making the right decisions to grow our business and unlock long term shareholder value,” said Don Mattrick, CEO of Zynga. “We continue to make significant investments in the highest potential areas of our future pipeline. By Q4 of this year, approximately half of our game-related research and development will be allocated to new and recently launched games – this represents about a 45% increase year over year. We currently have capabilities and brands in content genres with Farm, Words, Casino, Racing and People and we are further diversifying our product portfolio in order to reach more consumers and widen our demographic across more entertainment genres.”

Recent Business Highlights

•	Generated bookings of $175 million, Adjusted EBITDA of $14 million and Non-GAAP net income of $3 million

•	Achieved sequential growth in bookings, Adjusted EBITDA, mobile bookings mix and mobile audience for the second consecutive quarter

•	Delivered mobile audience growth at 22 percent quarter over quarter across monthly active users and 12 percent across daily active users

•	Zynga lowers outlook for full year 2014 primarily to reflect the delayed launch of new games and features

Quarter Product Highlights

•	Launched FarmVille 2: Country Escape in 16 languages across iOS and Android on April 17, 2014. At launch, the game received Apple App Store “Editor’s Choice” featuring in 155 countries and Google Play top tier featuring in 71 countries

•	Zynga partnered with A&ENetwork®’s Duck Dynasty series to expand its branded social casino experience with the June launch of Duck Dynasty Slots on iPhone, iPad and Google Play

•	NaturalMotion expanded CSR Classics and Clumsy Ninja to additional platforms by launching on Google Play

•	NaturalMotion released Morpheme 6 and Morpheme 6 with Euphoria as the next generation of its innovative animation system

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
GAAP Results
Revenue	$153,232	$230,735	$321,252	$494,324
Net loss	$(62,533)	$(15,805)	$(123,716)	$(11,672)
Diluted net loss per share	$(0.07)	$(0.02)	$(0.14)	$(0.01)
Non-GAAP Results
Bookings	$175,102	$187,578	$336,460	$417,393
Adjusted EBITDA	$14,491	$8,310	$28,337	$37,045
Non-GAAP net income (loss)	$2,808	$(6,129)	$(3,450)	$2,976
Non-GAAP earnings (loss) per share	$0.00	$(0.01)	$0.00	$0.00

Zynga Enters into the Sports Category

Today, Zynga announced it is entering the Sports category. Sports represents one of the largest evergreen consumer categories in entertainment, and as a first step in the genre Zynga is currently developing mobile games in both football and golf, which will live under a new franchise brand – Zynga Sports 365.

Starting with football, today Zynga announced multi-year licensing agreements with the National Football League and NFL Players Inc., the licensing and marketing arm of the NFL Players Association. These licenses will enable Zynga to bring real NFL teams and athletes, including their names and likeness, to players, creating an authentic team manager football experience that can be enjoyed anytime, anywhere.

Zynga’s new football game – NFL Showdown – went live today in geo-lock and is currently available in select markets. The game is a manager-style mobile simulation game that offers a unique opportunity for football fans to engage with their favorite NFL teams and players 365 days a year, taking on the role of Coach, General Manager and Owner as they manage their team to victory.

Zynga also announced it has signed an exclusive, multi-year, multi-platform partnership with golf icon, Tiger Woods. The agreement will enable Zynga to create breakthrough mobile games that bring the world of Tiger Woods golf to life for consumers. While the product is in its early development, Zynga expects to globally launch the game across mobile platforms in 2015.

Expands Presence in Runner Category

Zynga also announced today that it is expanding its offerings in the Runner category and has entered into a multi-year agreement with Warner Bros. Interactive Entertainment to license the Looney Tunes brand for mobile. Zynga expects to launch its Looney Tunes mobile game before the holiday season.

“Today we are announcing that we are expanding our game development efforts in two new additional categories: Sports and Runner. Our Sports effort introduces a new franchise brand for us – Zynga Sports 365 – and with it, new mobile games in football with the NFL and NFL Players Inc. and in golf with one of the most iconic athletes in the world, Tiger Woods. Our Runner expansion features a new partnership with Warner Bros. Interactive Entertainment to bring to life their beloved Looney Tunes brand for mobile consumers. We are pleased to launch the geo-lock for our new football game – NFL Showdown – today and look forward to making it, along with our Tiger Woods golf game and Looney Tunes runner game available globally to fans around the world,” said Mattrick

Second Quarter 2014 Operational Metrics

•	Average daily bookings per average DAU (ABPU) increased from $0.053 in the second quarter of 2013 to $0.067 in the second quarter of 2014, up 28% year-over-year. On a consecutive quarter basis, ABPU was up 7% from $0.063 in the first quarter of 2014.

•	Monthly Unique Payers (MUPs) in the second quarter of 2014 were 1.7 million, compared to 1.9 million in the second quarter of 2013. On a consecutive quarter basis, MUPs were up 18% from 1.4 million in the first quarter of 2014.

•	Daily active users (DAUs) in the second quarter of 2014 were 29 million, compared to 39 million in the second quarter of 2013. On a consecutive quarter basis, DAUs were up 0.4% from 28 million in the first quarter of 2014.

•	Monthly active users (MAUs) in the second quarter of 2014 were 130 million, compared to 187 million in the second quarter of 2013. On a consecutive quarter basis, MAUs were up 6% from 123 million in the first quarter of 2014.

•	Monthly unique users (MUUs) in the second quarter of 2014 were 89 million, compared to 123 million in the second quarter of 2013. On a consecutive quarter basis, MUUs were up 2% from 86 million in the first quarter of 2014.

Second Quarter 2014 Financial Summary

•	Revenue: Revenue was $153 million for the second quarter of 2014, a decrease of 34% compared to the second quarter of 2013 and a decrease of 9% compared to the first quarter of 2014. Online game revenue was $131 million, a decrease of 36% compared to the second quarter of 2013 and a decrease of 1% compared to the first quarter of 2014. Advertising and other revenue was $22 million, a decrease of 19% compared to the second quarter of 2013 and a decrease of 38% compared to the first quarter of 2014. FarmVille 2 and Zynga Poker accounted for 32% and 24% of online game revenue, respectively, for the second quarter of 2014 compared to 30% and 24%, respectively, for the first quarter of 2014.

•	Bookings: Bookings were $175 million for the second quarter of 2014, a decrease of 7% compared to the second quarter of 2013 and an increase of 9% compared to the first quarter of 2014.

•	Net loss: Net loss was $63 million for the second quarter of 2014, compared to net loss of $16 million for the second quarter of 2013 and compared to net loss of $61 million for the first quarter of 2014.

•	Adjusted EBITDA: Adjusted EBITDA was $14 million for the second quarter of 2014 compared to $8 million for the second quarter of 2013 and $14 million in the first quarter of 2014.

•	Non-GAAP net income (loss): Non-GAAP net income was $3 million for the second quarter of 2014, compared to non-GAAP net loss of $6 million in the second quarter of 2013 and non-GAAP net loss of $6 million in the first quarter of 2014.

•	Net loss per share: Diluted net loss per share was $0.07 for the second quarter of 2014 compared to a diluted net loss per share of $0.02 for the second quarter of 2013 and diluted net loss of $0.07 for the first quarter of 2014.

•	Non-GAAP EPS: Non-GAAP earnings (loss) per share was $0.00 for the second quarter of 2014 compared to ($0.01) for the second quarter of 2013 and ($0.01) for the first quarter of 2014.

•	Cash and cash flow: As of June 30, 2014, cash, cash equivalents and marketable securities were approximately $1.15 billion, compared to $1.14 billion as of March 31, 2014. Cash flow from operations was $18 million for the second quarter of 2014, compared to ($0.6) million for the second quarter of 2013 and ($24) million for the first quarter of 2014. Free cash flow was $14 million for the second quarter of 2014 compared to ($14) million for the second quarter of 2013 and ($25) million for the first quarter of 2014.

Q3 2014 and Full Year Outlook

Zynga’s outlook for the third quarter of 2014 is as follows:

•	Revenue is projected to be in the range of $160 million to $170 million

•	Net loss is projected to be in the range of $57 million to $52 million

•	Diluted net loss per share is projected to be $0.06, based on a share count of approximately 885 million shares

•	Bookings are projected to be in the range of $165 million to $175 million

•	Adjusted EBITDA is projected to be in the range of $0 million to $5 million

•	Non-GAAP loss per share is projected to be in the range of $0.01 to $0.00, based on a share count of approximately 885 million shares

Zynga’s revised outlook for 2014 is as follows:

•	Bookings are projected to be in the range of $695 million to $725 million, compared to previous expectation between $770 million to $810 million

•	Adjusted EBITDA is projected to be in the range of $40 million to $60 million, compared to previous expectation between $70 million to $100 million

•	Non-GAAP EPS is projected to be in the range of ($0.01) to $0.00, based on a share count projected to be in the range of approximately 874 million to 912 million shares.

Conference Call Details

Zynga will host a conference call today, August 7, 2014, at 2:00 pm PDT (5:00 pm EDT) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of the company’s website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by more than 100 million monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating Metrics

Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 for definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU.”

MUUs and MUPs in this press release exclude MUUs and MUPs from NaturalMotion as the necessary data is not yet available.

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU. The operating metrics described above are recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking the activity of user accounts. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for the third quarter 2014 revenue, net loss, diluted net loss per share, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP net loss per share and non-GAAP weighted average diluted share count; full year 2014 bookings, Adjusted EBITDA and Non-GAAP EPS; certain other financial items necessary for GAAP to Non-GAAP reconciliation; our future spend, including R&D and marketing spend; our future operational and strategic plans; the process of integrating NaturalMotion’s operations into our operations, including but not limited to our expected ability to expand our creative pipeline, accelerate our mobile growth and fast track our ability to deliver more hit games; the planned launch of mobile first games and new features for existing games in the second half of this year, including planned launches from our Words and Casino franchises and in the Sports and Runner content categories; the evergreen potential of the Sports and Runner content categories; our entry into, or expanded game offerings in, new evergreen content categories, the evergreen potential of these categories, the timely launch of games in these categories and the success of these games; our ability to develop, identify, market and launch hit games for mobile and web on schedule; our ability to monetize these games; our ability to retain key employees in light of business challenges, including employees key to franchise games and planned launches; our ability to grow and sustain our franchise games, including through launching new features in a timely manner; the impact of our new hires on our organization and other changes to our personnel and roles; the continuing impact of our cost reduction plan; our ability to strengthen and sustain the core of our business and achieve future growth across all of our key metrics including audience, bookings, Adjusted EBITDA and mobile bookings mix; our ability to successfully transition our business to take advantage of the market opportunity in our industry; the success of FarmVille 2: Country Escape; our ability to manage new IP costs; our ability to deliver compelling entertainment experiences and our ability to efficiently deploy employees and leverage our teams and talent, including shifting resources where necessary to prioritize more important projects. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the ability of key games, including our franchise games to sustain or grow audience and bookings, our relationship with Facebook or changes in the Facebook platform, our relationship and or agreements with iOS and Android platform providers and/or changes in the Android or iOS platforms, our relationship and/or agreements with key licensing partners, the integration of our NaturalMotion acquisition and the success of its current and future games as part of Zynga, delays or challenges in implementing cost-cutting activities, attrition and declines in our existing games, our ability to launch new games and features in a timely manner and monetize these games and features effectively on the web and on mobile, including the planned features and games for our existing franchises and our planned launches in the Sports and Runner categories, the effectiveness of our marketing program, our ability to successfully identify new evergreen content categories and launch games that will capture the market potential of these categories, our ability to control and reduce expenses, our exposure to illegitimate credit card activity and other security risks, sales or purchases of virtual goods used in Zynga Poker or our other games through unauthorized or fraudulent third-party websites, our ability to anticipate and address technical challenges that may arise, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees and retain and attract new talent, acquisitions by us, and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Annual Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures

We have provided in this release non-GAAP financial information including bookings, Adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP effective tax rate outlook to GAAP effective tax rate or non-GAAP EPS, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and third quarter 2014 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of full year 2014 bookings outlook to revenue, Adjusted EBITDA outlook to net income (loss), or non-GAAP EPS outlook to GAAP EPS because certain reconciling items necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, and the projected estimated average lives of durable virtual goods for our games) for a full year are not in our control and cannot be reasonably projected due to variability from period to period caused by changes in player behavior and other factors. As revenue and/or net income for the applicable future period is a necessary input to determine all of these comparable GAAP figures, we are not able to provide these reconciliations for the full year 2014.

Some limitations of bookings, Adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and free cash flow:

•	Adjusted EBITDA and non-GAAP net income (loss) do not include the impact of stock-based expense, asset impairment charges, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•	Bookings, Adjusted EBITDA and non-GAAP net income (loss) do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses and interest income;

•	Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income (loss) do not include gains and losses associated with significant legal settlements;

•	Non-GAAP EPS gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation in periods when non-GAAP net income (loss) is positive and GAAP net income (loss) is negative;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS and free cash flow differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, and free cash flow, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations and GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contact

Investors – Darren Yip

415-339-5266

investors@zynga.com

Press – Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$135,628	$465,523
Marketable securities	591,610	659,973
Accounts receivable	84,005	65,667
Income tax receivable	8,222	6,943
Deferred tax assets	3,698	16,293
Restricted cash	50,550	3,493
Other current assets	28,938	23,507

Total current assets	902,651	1,241,399
Long-term marketable securities	421,970	416,474
Goodwill	693,814	227,989
Other intangible assets, net	85,893	18,282
Property and equipment, net	317,258	348,793
Other long-term assets	21,021	26,148

Total assets	$2,442,607	$2,279,085

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$22,942	$20,973
Other current liabilities	129,529	68,866
Deferred revenue	199,545	186,663

Total current liabilities	352,016	276,502
Deferred revenue	5,578	3,252
Deferred tax liabilities	9,568	—
Other non-current liabilities	105,761	122,060

Total liabilities	472,923	401,814
Stockholders’ equity:
Common stock and additional paid in capital	3,022,193	2,823,743
Accumulated other comprehensive income (loss)	17,130	(1,046)
Accumulated deficit	(1,069,639)	(945,426)

Total stockholders’ equity	1,969,684	1,877,271

Total liabilities and stockholders’ equity	$2,442,607	$2,279,085

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Online game	$130,966	$203,326	$263,236	$432,892
Advertising	22,266	27,409	58,016	61,432

Total Revenue	153,232	230,735	321,252	494,324
Costs and expenses:
Cost of revenue	51,288	61,077	104,792	130,471
Research and development	93,722	124,322	191,306	253,503
Sales and marketing	41,608	31,163	71,461	58,470
General and administrative	32,831	44,541	90,167	87,181

Total costs and expenses	219,449	261,103	457,726	529,625

Income (loss) from operations	(66,217)	(30,368)	(136,474)	(35,301)
Interest income	776	1,105	1,646	2,268
Other income (expense), net	896	(4,531)	2,021	(5,394)

Income (loss) before income taxes	(64,545)	(33,794)	(132,807)	(38,427)
Provision for (benefit from) income taxes	(2,012)	(17,989)	(9,091)	(26,755)

Net income (loss)	$(62,533)	$(15,805)	$(123,716)	$(11,672)

Net income (loss) per share:
Basic and diluted	$(0.07)	$(0.02)	$(0.14)	$(0.01)

Weighted average common shares used to compute net income (loss) per share:
Basic and diluted	872,784	793,541	861,591	786,784
Stock-based expense included in the above line items:
Cost of revenue	$1,002	$(1,639)	$2,281	$294
Research and development	17,596	15,888	36,012	36,788
Sales and marketing	1,860	3,973	3,318	5,386
General and administrative	8,389	7,666	15,562	13,342

Total stock-based expense	$28,847	$25,888	$57,173	$55,810

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating activities
Net income (loss)	$(62,533)	$(15,805)	$(123,716)	$(11,672)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,926	30,858	45,270	62,919
Stock-based expense	28,847	25,888	57,173	55,810
Accretion and amortization on marketable securities	2,612	4,729	5,398	9,585
(Gain) loss from sales of investments, assets and other, net	896	3,725	1,278	4,932
Tax benefits from stock based awards	(436)	(12,274)	—	(10,617)
Excess tax benefits from stock based awards	436	12,274	—	10,617
Deferred income taxes	(1,140)	(7,909)	(9,075)	(16,500)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,495)	19,100	(10,883)	32,909
Income tax receivable	(1,413)	(185)	(1,278)	(228)
Other assets	(2,600)	3,679	(7,892)	4,527
Accounts payable	10,181	(4,114)	1,584	(1,644)
Deferred revenue	21,870	(43,157)	14,961	(76,931)
Other liabilities	8,655	(17,454)	20,740	(37,907)

Net cash (used in) provided by operating activities	17,806	(645)	(6,440)	25,800
Investing activities
Purchase of marketable securities	(295,445)	(344,998)	(470,174)	(623,717)
Sales of marketable securities	19,316	47,508	152,949	146,123
Maturities of marketable securities	273,478	220,093	373,471	415,161
Acquisition of property and equipment	(3,415)	(1,366)	(4,649)	(6,290)
Proceeds from sale of property and equipment	121	—	5,056	—
Business acquisitions, net of cash acquired	—	(18,054)	(390,993)	(18,054)
Restricted cash	—	60	—	227
Other investing activities, net	500	142	700	(661)

Net cash (used in) investing activities	(5,445)	(96,615)	(333,640)	(87,211)
Financing activities
Repurchase of common stock	—	—	—	(2,432)
Taxes paid related to net share settlement of equity awards	(298)	(323)	(753)	(667)
Proceeds from exercise of stock options and warrants	1,414	1,225	7,948	3,618
Proceeds from employee stock purchase plan	—	—	2,975	3,506
Excess tax benefits from stock-based awards	(436)	(12,274)	—	(10,617)
Repayment of debt	—	(100,000)	—	(100,000)

Net cash (used in) provided by financing activities	680	(111,372)	10,170	(106,592)
Effect of exchange rate changes on cash and cash equivalents	134	(287)	15	(614)
Net increase in cash and cash equivalents	13,175	(208,919)	(329,895)	(168,617)
Cash and cash equivalents, beginning of period	122,453	426,251	465,523	385,949

Cash and cash equivalents, end of period	$135,628	$217,332	$135,628	$217,332

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of Revenue to Bookings
Revenue	$153,232	$230,735	$321,252	$494,324
Change in deferred revenue	21,870	(43,157)	15,208	(76,931)

Bookings	$175,102	$187,578	$336,460	$417,393

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(62,533)	$(15,805)	$(123,716)	$(11,672)
Provision for (benefit from) income taxes	(2,012)	(17,989)	(9,091)	(26,755)
Other income (expense), net	(896)	4,531	(2,021)	5,394
Interest income	(776)	(1,105)	(1,646)	(2,268)
Restructuring expense	(2,270)	25,089	27,385	30,548
Depreciation and amortization	19,926	30,858	45,270	62,919
Contingent consideration fair value adjustment	12,070	—	13,350	—
Acquisition-related transaction expenses	265	—	6,425	—
Stock-based expense	28,847	25,888	57,173	55,810
Change in deferred revenue	21,870	(43,157)	15,208	(76,931)

Adjusted EBITDA	$14,491	$8,310	$28,337	$37,045

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$(62,533)	$(15,805)	$(123,716)	$(11,672)
Contingent consideration fair value adjustment	12,070	—	13,350	—
Acquisition-related transaction expenses	265	—	6,425	—
Stock-based expense	28,847	25,888	57,173	55,810
Amortization of intangible assets from acquisitions	6,591	2,912	9,198	6,570
Change in deferred revenue	21,870	(43,157)	15,208	(76,931)
Restructuring expense	(2,270)	25,089	27,385	30,548
Tax effect of non-GAAP adjustments to net income (loss)	(2,032)	(1,056)	(8,473)	(1,349)

Non-GAAP net income (loss)	$2,808	$(6,129)	$(3,450)	$2,976

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	872,784	793,541	861,591	786,784
Other dilutive equity awards (1)	44,109	—	—	45,496

Non-GAAP diluted shares	916,893	793,541	861,591	832,280

Non-GAAP net income (loss) per share:	$0.00	$(0.01)	$0.00	$0.00

Reconciliation of Cash provided by operating activities to Free cash flow
Net cash provided by operating activities	17,806	(645)	(6,440)	25,800
Acquisition of property and equipment	(3,415)	(1,366)	(4,649)	(6,290)
Excess tax benefits (loss) from stock-based awards	(436)	(12,274)	—	(10,617)

Free cash flow	$13,955	$(14,285)	$(11,089)	$8,893

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	(2,012)	(17,989)	(9,091)	(26,755)
Stock-based expense	790	2,720	3,763	4,389
Amortization of intangible assets from acquisitions	332	313	606	517
Contingent consideration fair value adjustment	744	—	878	—
Acquisition-related transaction expenses	(224)	—	423	—
Change in deferred revenue	1,700	(4,075)	1,001	(5,960)
Restructuring expense	(1,310)	2,098	1,802	2,403

Non-GAAP provision for (benefit from) income taxes	$20	$(16,933)	$(618)	$(25,406)

(1)	Gives effect to all dilutive awards based on the treasury stock method.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP THIRD QUARTER 2014 OUTLOOK

(In thousands, except per share data, unaudited)

Third Quarter 2014
Reconciliation of Revenue to Bookings
Revenue range	$160,000 – 170,000
Change in deferred revenue	5,000

Bookings range	$165,000 – 175,000

Reconciliation of Net loss to Adjusted EBITDA
Net loss range	$(57,000) – (52,000)
Income tax expense	—
Other income, net	(1,000)
Interest income	(1,000)
Depreciation and amortization	19,000
Stock-based expense	35,000
Change in deferred revenue	5,000

Adjusted EBITDA range	$0 – 5,000

Reconciliation of Net loss to Non-GAAP Net loss
Net loss range	$(57,000) – (52,000)
Stock-based expense	35,000
Amortization of intangible assets from acquisitions	7,000
Change in deferred revenue	5,000
Tax effect of non-GAAP adjustments to net loss	3,000 – 2,000

Non-GAAP net income (loss) range	$(7,000) – (3,000)

GAAP and Non-GAAP diluted shares	885,000
Net income (loss) per share	$(0.06)
Non-GAAP net income (loss) per share	$(0.01) – 0.00